EXHIBIT 10.61

Execution Version

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of July , 2017, is entered into among Monridge Environmental, LLC d/b/a JK Environmental Services, LLC, a Pennsylvania limited liability company (“Seller”), JK Environmental Services, LLC, a Virginia limited liability company (“Buyer”), Kevin Brien (“Brien”) and John Krinis (“Krinis”). Seller, Brien and Krinis shall be collectively referred to as the “Seller Parties”, and each individually, a “Seller Party”.

Background

Seller is solely engaged in an environmental consulting and remediation business (the “Business”). Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets and liabilities of the Business, subject to the terms and conditions set forth herein.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

The capitalized terms in this Agreement not otherwise defined herein shall have the following meanings:

“Action means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day except Saturday. Sunday or any other day on which commercial banks located in Philadelphia, Pennsylvania are authorized or required by Law to be closed for business.

“Closing Working Capital” means the Working Capital determined as of the open of business on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all legally binding written contracts, leases, mortgages, joint ventures, licenses, instruments, notes, commitments, undertakings, indentures and all other legally binding agreements, whether written or oral.

“Current Assets” means the current assets of the Business included in the line items set forth on Section 2.06(b)(i) of the Disclosure Schedules and only to the extent acquired pursuant to the terms of this Agreement.

“Current Liabilities” means the current liabilities of the Business included in the line items set forth on Section 2.06(b)(i) of the Disclosure Schedules and only to the extent assumed pursuant to the terms of this Agreement. For clarity, accrued personal time off (including accrued vacation) for employees of the Seller who become employed by the Buyer in accordance with Section 6.04 is considered Current Liabilities.

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Employees- means those Persons employed by Seller who worked for the Business immediately prior to the Closing.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Governmental Order, action, suit. claim, lien, fine, penalty, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility thr the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit means any Permit, letter, clearance, consent. waiver, closure. exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Estimated Closing Working Capital” means Seller’s good faith estimate of the Closing Working Capital.

“Estimated Closing Working Capital Adjustment” means an amount equal to the Estimated Closing Working Capital minus the Target Working Capital.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation. determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction, all registrations and applications for, and renewals and extensions of, such rights, and the goodwill connected with the use of and symbolized by any of the foregoing, including any and all: trademarks, service marks, and similar designations of source or origin, websites and domain names; copyrights, designs and design registrations, and works of authorship, whether or not copyrightable; trade secrets, inventions and invention disclosures, whether or not patentable; and patents (including all reissues, divisional s, continuations, continuations-in-part and extensions thereof).

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted to which Seller is a party, beneficiary or otherwise bound.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and is used in or necessary for the conduct of the Business as currently conducted, including the Intellectual Property Registrations set forth on Section 4.14(a) of the Disclosure Schedules.

“Intellectual Property Registrations’. means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names, and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of Brien or Krinis after having made due inquiry of Seller’s three project managers (Geoff Kristof, Julie Baniewicz and Brian Lettini).

“Law” means any statute. law, ordinance, regulation, rule. code, order, constitution. treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

-Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis.

“Permits- means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and consents and similar rights obtained or required to be obtained from Governmental Authorities.

“Permitted Encumbrances’. means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting the Leased Real Property; and (d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business..

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Release- means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means. with respect to any Person, any and all directors, officers. employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Target Working Capital” means $0.00, which is based upon the average of the trailing 36 months of Working Capital of the Business.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means this Agreement, the Seller Note, the Guaranty Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Assignment and Assumption of Lease, the Brien Employment Agreement, the Non-Compete Agreements and the other agreements, instruments and documents required to be delivered at the Closing.

“Working Capital- means (a) Current Assets, less (b) Current Liabilities.

ARTICLE II

PURCHASE AND SALE

Section 2.01    Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing. Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of all Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the -Purchased Assets”), including the following:

(a)    all accounts receivable, notes receivable, and other receivables of the Business and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

(b)    all inventory, work in progress, packaging, supplies, parts and other inventories of the Business (“Inventory”);

(c)    all Contracts set forth on Section 2.01(c) of the Disclosure Schedules, the Leases set forth on Section 4.13 of the Disclosure Schedules and the Intellectual Property Agreements set forth on Section 4.14(a) of the Disclosure Schedules (collectively, the “Assigned Contracts”);

(d)    all Intellectual Property Assets;

(e)    all furniture, fixtures, equipment, supplies, tools, materials, prototypes, improvements and other tangible personal property (the “Tangible Personal Property”);

(f)    the Leased Real Property (defined in Section 4.13);

(g)    all Permits, including Environmental Permits, listed on Section 2.01(g) of the Disclosure Schedules, but only to the extent such Permits may be transferred under applicable Law;

(h)    all prepaid expenses, credits, advance payments, security, deposits, charges, rights of set-off, rights of recovery or recoupment, sums and fees;

(i)    all of Seller’s rights under warranties, indemnities, rights to reimbursement and all similar rights against third parties to the extent related to any Purchased Assets;

0)    all rights to any action, suit or claim of any nature available to or being pursued by Seller, whether arising by way of counterclaim or otherwise relating to the Business, the Purchased Assets or the Assumed Liabilities;

(k)    all insurance benefits, including rights and proceeds, arising from or relating to the Business (to the extent not arising from or relating to the Excluded Assets or the Excluded Liabilities), the Purchased Assets or the Assumed Liabilities (subject to Section 8.04(c) below);

(1)    originals, or where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records, strategic plans, internal financial statements and marketing and promotional surveys, material and research, that exclusively relate to the Business or the Purchased Assets, other than books and records set forth in Section 2.02(c) (“Books and Records”); and

(m)    all goodwill and going concern associated with any of the assets described in the foregoing clauses, including the name “JK Environmental Services”, “Monridge Environmental” and variations thereof.

Section 2.02 Excluded Assets. Other than the Purchased Assets subject to Section 2.01, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller, and all such other assets and properties shall be excluded from the Purchased Assets (the “Excluded Assets”). Excluded Assets include the following assets and properties of Seller:

(a)    all cash and cash equivalents and bank accounts of Seller;

(h)    all Contracts that are not Assigned Contracts;

(c)    the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the organization of Seller, all employee-related or employee benefit-related files or records, other than personnel files of employees hired by Buyer, and any other books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain;

(d)    all Benefit Plans (defined in Section 4.19(a)) and trusts or other assets attributable thereto;

(c)    all Tax assets (including duty and Tax refunds and prepayments) of Seller or any of its Affiliates accumulating prior to the Closing;

(t)    the assets, properties and rights specifically set forth on Section 2.02(f) of the Disclosure Schedules;

(g)    all insurance benefits, including rights and proceeds, arising from or relating to the Excluded Assets or the Excluded Liabilities;

(h)    the rights which accrue or will accrue to Seller under the Transaction Documents; and the tangible assets set forth on Section 2.02(i) of the Disclosure Schedules.

Section 2.03    Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge when due any and all liabilities and obligations of Seller arising out of or relating to the Business or the Purchased Assets on or after the Closing, other than the Excluded Liabilities (collectively, the “Assumed Liabilities”), including the following:

(a)    all trade accounts payable of Seller to third parties in connection with the Business that remain unpaid and are not delinquent as of the Closing Date that arose in the ordinary course of business and are reflected on the Interim Balance Sheet or arise in the ordinary course of business consistent with past practices after the Interim Balance Sheet Date; and

(b)    all liabilities and obligations arising under or relating to the Assigned Contracts, but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing.

Section 2.04    Excluded Liabilities. Except as expressly set forth in Section 2.03, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall pay and satisfy in due course all Excluded Liabilities. Without limiting the generality of the foregoing, the Excluded Liabilities shall include the following:

(a)    any liabilities or obligations arising out of or relating to Seller’s ownership or operation of the Business and the Purchased Assets prior to the Closing Date (including professional liability claims), except to the extent such liabilities or obligations are Assumed Liabilities;

(b)    any liabilities or obligations relating to or arising out of the Excluded Assets;

(c)    any liabilities or obligations for (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period ending on or prior to the Closing Date; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby (other than as set forth in Section 6.11); and (iii) any other Taxes of Seller or any stockholders or Affiliates of Seller for any taxable period;

(d)    any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Seller:

(e)    any Liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by the Business’ customers to Seller on or before the Closing; (ii) did not arise in the ordinary course of business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement:

(f)    any Liabilities arising out of in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order;

(g)    any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, member, manager, employee or agent of Seller;

(h)    any liabilities or obligations of Seller relating to or arising out of (i) the employment, or termination of employment, of any Employee prior to the Closing, or (ii) workers’ compensation claims of any Employee which relate to events occurring prior to the Closing Date; and

(i)    any liabilities or obligations of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisers and others.

Section 2.05 Purchase Price. The aggregate purchase price for the Purchased Assets shall be $2,040,000 (the “Purchase Price”), plus the assumption of the Assumed Liabilities. The Purchase Price shall be paid as follows:

(a)    an amount at Closing equal to $1,430,000 plus or minus the amount of the Estimated Closing Working Capital Adjustment, which shall be paid by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer prior to the Closing Date; and

(b)    $610,000 shall be paid pursuant to the terms of a Promissory Note delivered by Buyer to Seller upon the Closing in substantially the form of Exhibit A hereto (the “Seller Note”).

Section 2.06 Purchase Price Adjustment.

(a)    Closing Adjustment. Not less than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer, a statement containing the calculation of the Estimated Closing Working Capital and Estimated Closing Working Capital Adjustment, accompanied by reasonable supporting documentation. Such statement and the reasonable supporting documentation shall be subject to Buyer’s review and comment. and Seller and Buyer shall work in good faith to resolve any differences they may have with respect thereto.

(b)    Post-Closing Adjustment.

(i)    Within 60 days after the Closing Date, Buyer shall prepare and deliver to Seller (A) a statement setting forth its calculation of Closing Working Capital, which statement shall be substantially in the form of Section 2.06(b)(i) of the Disclosure Schedules (the “Closing Working Capital Statement”), and (B) a certificate from a financial officer of Buyer that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications. judgments and valuation and estimation methodologies that were used in the preparation of the Reviewed Financial Statements for the most recent fiscal year end, subject to any modifications expressly set forth on Section 2.06(b)(i) of the Disclosure Schedules.

(ii)    The “Post-Closing Adjustment” shall he an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital. if the Post-Closing Adjustment is a positive number, Buyer shall pay to Seller an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, Seller shall pay to Buyer an amount equal to the Post-Closing Adjustment.

(c)    Examination and Review.

(i)    Examination. After receipt of the Closing Working Capital Statement, Seller shall have 60 days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Seller and its accountants shall, upon request, have full access to the relevant financial records created or used by Buyer and its accountants to calculate the Closing Working Capital Statement.

(ii)    Objection. On or prior to the last day of the Review Period, Seller may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within 15 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes agreed in writing by Buyer and Seller, shall be final and binding.

(iii)    Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to an impartial nationally recognized firm of independent certified public accountants mutually acceptable to Buyer and Seller (the “Independent Accountants”), who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)    Fees of the Independent Accountants. The fees and expenses of the Independent Accountant shall be paid by the party whose position is furthest from the Independent Accountant’s final determination.

(v)    Determination by Independent Accountants. The Independent Accountants shall make a determination as soon as practicable within 30 days (or such other time as the parties shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post- Closing Adjustment shall be conclusive and binding upon the parties.

(vi)    Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall (A) be due (x) within 30 days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within 30 days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Seller, as the case may be. The amount of any Post-Closing Adjustment shall bear interest from and including the Closing Date to and including the date of payment at a rate per annum equal to 10%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

(d)    Adjustments for Tax Purposes. Any payments made pursuant to Section 2.06 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.07 Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule attached hereto as Exhibit B (the “Allocation Schedule”).

Section 2.08 Third Party Consents. To the extent that Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its best efforts to obtain any such required consent(s) as promptly as possible. If any such consent is not obtained within 30 days of the Closing Date or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer’s agent to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Notwithstanding any provision in this Section 2.08 to the contrary, Buyer shall not be deemed to have waived its rights under Section 7.02(g) hereof unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

Section 2.09 Tail Insurance. At or prior to the Closing, Seller shall purchase and maintain, at Buyer’s expense, tail insurance coverage (or extended reporting coverage) for Seller’s professional liability coverage that runs for a period of twelve months (12) to thirty-six (36) months, as determined by Buyer, after the Closing and has the same limits and deductibles currently in effect for Seller.

Section 2.10 Payroll Reimbursement; Accounts Receivable. Notwithstanding anything in this Agreement to the contrary, (i) at the Closing Buyer shall reimburse Seller $21,799.44 for payroll amounts paid by Seller for the pay period ending July 14, 2017, and (ii) no work performed by Seller in July of 2017 or corresponding accounts receivable shall be included as a Current Asset for purposes of determining Closing Working Capital.

ARTICLE III

CLOSING

Section 3.01    Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Fox Rothschild LLP, 747 Constitution Drive, Suite 100, Exton, Pennsylvania, at 10:00 a.m., on the second Business Day after all of the conditions to Closing set forth in ARTICLE VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the -Closing Date”.

Section 3.02    Closing Deliverables.

(a)    At the Closing, Seller shall deliver to Buyer the following:

(i)    the Seller Note, duly executed by Seller;

(ii)    the Guaranty Agreement in substantially the form of Exhibit C hereto (the “Guaranty Agreement”), duly executed by Seller;

(iii)    the Seller Note Subordination Agreement in substantially the form of Exhibit D hereto, duly executed by Seller;

(iv)    a bill of sale in substantially the form of Exhibit E hereto (the “Bill of Sale”) and duly executed by Seller. transferring the tangible personal property included in the Purchased Assets to Buyer;

(v)    an assignment and assumption agreement in substantially the form of Exhibit F hereto (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(vi)    intellectual property assignments in substantially the form of Exhibit G hereto (the “Intellectual Property Assignments”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property Assets to Buyer;

(vii)    with respect to the Lease, an Assignment and Assumption of Lease and Amendment in substantially the form of Exhibit H hereto (the “Assignment and Assumption of Lease”). duly executed by 806 Fayette Street Holdings LLC (“Landlord”) and Seller and, if necessary, Seller’s and Landlord’s signature shall be witnessed and/or notarized;

(viii)    the Seller Closing Certificate in substantially the form of Exhibit I hereto;

(ix)    the certificates of the Secretary or Assistant Secretary of Seller required by Section 7.02(e) and Section 7.02(f);

(x)    such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement;

(xi)    the employment agreement between Buyer and Brien in substantially the form of Exhibit J hereto (the “Brien Employment Agreement”), duly executed by Brien; and

(xii)    the mutually agreed upon non-competition, non-solicitation and non-disparagement agreements between Buyer and Brien and Krinis in substantially the form of Exhibit K hereto (the “Non-Compete Agreements-), duly executed by Brien and Krinis, respectively.

(b)    At the Closing. Buyer shall deliver to Seller the following:

(i)    the cash portion of the Purchase Price pursuant to Section 2.05(a) above;

(ii)    the Seller Note, duly executed by Buyer;

(iii)    the Guaranty Agreement, duly executed by Comstock Holding Companies, Inc.;

(iv)    the Assignment and Assumption Agreement duly executed by Buyer;

(v)    with respect to the Lease, an Assignment and Assumption of Lease duly executed by Buyer;

(vi)    the Buyer Closing Certificate;

(vii)    the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.03(e) and Section 7.03(f);

(viii)    the Brien Employment Agreement, duly executed by Buyer; and

(ix)    the Non-Compete Agreements, duly executed by Buyer.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the corresponding section of the Disclosure Schedules, Seller Parties jointly and severally represent and warrant to Buyer that the statements contained in this ARTICLE IV are true and correct as of the date hereof

Section 4.01    Organization and Qualification of Seller. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Commonwealth of Pennsylvania and has all necessary limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do business Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.

Section 4.02 Authority of Seller. Seller has all necessary limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Seller. This Agreement (including other Transaction Documents) has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement (including the Transaction Documents) constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

Section 4.03 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of organization or operating agreement of Seller; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; or (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby; provided. however, that the Permits set forth on Section 4.03 of the Disclosure Schedules are required to he obtained by Buyer for Buyer’s continued operation of the Business following the Closing.

Section 4.04 Financial Statements. Complete copies of the reviewed financial statements of the Business as of December 31, 2016 consisting of the balance sheet, the related statements of income and retained earnings, stockholders’ equity and cash flow for the year then ended (the “Reviewed Financial Statements”), and internally prepared financial statements for years ending December 31, 2015 and December 31, 2014 and months January 2017, February 2017. March 2017 and April 2017 (the “Interim Financial Statements” and together with the Reviewed Financial Statements, the “Financial Statements”) are attached herein as Section 4.04 of the Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes, the effect to which are not materially adverse. The Financial Statements are based on the books and records of the Business and fairly present the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of December 31, 2016 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. Except as set forth on Section 4.04 of the Disclosure Schedules, Seller maintains a standard system of accounting for the Business established and administered in accordance with GAAP.

Section 4.05    Undisclosed Liabilities. Seller has no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 4.06 Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement or as set forth on Section 4.06 of the Disclosure Schedules, from the Balance Sheet Date until the date of this Agreement, Seller has operated the Business in the ordinary course of business in all material respects and there has not been, with respect to the Business, any:

(a)    event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)    material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(c)    entry into any Contract that would constitute a Material Contract (defined in Section 4.07(a));

(d)    incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and liabilities incurred in the ordinary course of business consistent with past practices;

(e)    transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet;

(0    cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets, except in the ordinary course of business;

(g)    capital expenditures in an aggregate amount exceeding $10,000 which would constitute an Assumed Liability;

(h)    imposition of any Encumbrance upon any of the Purchased Assets;

(i)    material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(j)    acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(k)    increase in the compensation or term of employment of any Employees, other than as provided for in any written agreements or in the ordinary course of business;

(1)    hiring or promoting an person except to fill a vacancy in the ordinary course of business;

(m)    adoption, modification or termination (whether oral or written) of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business; or (ii) adoption, termination, amendment or modification of any Benefit Plan;

(n)    any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees of the Business;

(o)    adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(p)    entry into an Related Party (defined in Section 4.22) transaction;

(q)    purchase, lease or other acquisition of any property or asset that constitutes a Purchased Asset tbr an amount in excess of $10,000 whether individually or in the aggregate, except for purchases of Inventory or supplies in the ordinary course of business; or

(r)    any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.07 Material Contracts.

(a)    Section 4.07(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (together with all Leases listed in Section 4.13 of the Disclosure Schedules and all Intellectual Property Agreements listed in Section 4.14(a) of the Disclosure Schedules, collectively, the “Material Contracts”):

(i)    all Contracts involving aggregate consideration in excess of $10,000 or requiring performance by any party more than one year from the date hereof;

(ii)    all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iii)    all Contracts that relate to the sale of any of the Purchased Assets;

(iv)    all Contracts that relate to the acquisition of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of equity, sale of assets or otherwise), in each case involving amounts in excess of $25,000;

(v)    except for agreements relating to trade receivables, all Contracts relating to indebtedness (including guarantees), in each case having an outstanding principal amount in excess of $10,000; and

(vi)    all Contracts between or among the Seller on the one hand and any Affiliate of Seller or members, managers or officers of Seller on the other hand.

(vii)    all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(viii)    all joint venture, partnership or similar Contracts; and

(ix)    all Contracts with any Governmental Authority.

(b)    Except as set forth on Section 4.07(b) of the Disclosure Schedules, each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or. to Seller’s Knowledge. any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or threatened under any Contract included in the Purchased Assets.

Section 4.08 Title to Purchased Assets. Except as set forth in Section 4.08 of the Disclosure Schedules, Seller has good and valid title to, or a valid leasehold interest in, all Purchased Assets (including those obtained from Caledonian (defined below)), free and clear of Encumbrances except for Permitted Encumbrances.

Section 4.09 Tangible Assets and Sufficiency of Assets. Section 4.09 of the Disclosure Schedule is a true, accurate and complete list of the Tangible Personal Property of the Seller used in or necessary for the conduct of the Business as currently conducted, except for certain assets with a value of less than $500 each. The tangible Purchased Assets are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of tangible Purchased Assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business.

Section 4.10 Caledonian Assets. Section 4.10(a) of the Disclosure Schedule is a true, accurate and complete list of the Tangible Personal Property of Caledonian Holdings, LLC (“Caledonian-”), except for certain assets with a value of less than $500 each. Section 4.10(b) of the Disclosure Schedule is a true, accurate and complete list of the Tangible Personal Property of Caledonian that will not be transferred to Seller prior to execution of this Agreement. Section 4.10(c) of the Disclosure Schedule is a true, accurate and complete compilation of documents evidencing the transfer of all Caledonian Tangible Personal Property except those listed in Section 4.10(b) from Caledonian to Seller.

Section 4.11 Accounts Receivable. The Accounts Receivable reflected on the Interim Financial Statements and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of Seller, are collectible in full within 90 days after billing, and are not subject to claims of set-off or other defenses or counterclaims.

Section 4.12 Customers. Seller has not received any notice, and has no reason to believe, that any of its customers with current contracts has ceased, or intends to cease after the Closing, to use the services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

Section 4.13 Leased Real Property. Section 4.13 of the Disclosure Schedules sets forth the real property leased by Seller and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the -Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property (collectively, the “Leases-). Seller has delivered to Buyer a true and complete copy of each Lease. Seller has not received any written notice of existing, pending or threatened (a) condemnation proceedings affecting the Leased Real Property, or (b) zoning, building code or other moratorium violations or proceedings, or similar matters. Neither the whole nor any material portion of the Leased Real Property has been damaged or destroyed by fire or other casualty. With respect to each Lease:

(i)    such Lease is valid, binding, enforceable and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii)    Seller is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller has paid all rent due and payable under such Lease;

(iii)    Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Leases and, to the Knowledge of Seller, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv)    Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof, and

(v)    Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.

Section 4.14    Intellectual Property.

(a)    Section 4.14(a) of the Disclosure Schedules lists (i) all Intellectual Property Registrations and (ii) all Intellectual Property Assets and Agreements (except shrink- wrap software agreements used in the ordinary course of business). Except as set forth in Section 4.14(a) of the Disclosure Schedules, Seller owns or has the right to use all Intellectual Property Assets and the Intellectual Property licensed to Seller under the Intellectual Property Agreements.

(b)    Except as set forth in Section 4.14(b) of the Disclosure Schedules: (i) the conduct of the Business as currently conducted does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any Intellectual Property Assets.

Section 4.15    Insurance. Section 4.15 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, errors and omissions, workers’ compensation, vehicular. fiduciary liability and other casualty and property insurance maintained by Seller relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business. the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller during the past three years. There are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies. Neither Seller nor any of its Affiliates has received any written notice of cancellation of premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. The Seller is not in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Buyer.

Section 4.16 Legal Proceedings; Governmental Orders.

(a)    Except as set forth in Section 4.16(a) of the Disclosure Schedules, there are no Actions pending or. to Seller’s Knowledge, threatened against or by Seller (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)    Except as set forth in Section 4.16(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Business, the Purchased Assets or Assumed Liabilities.

Section 4.17 Compliance With Laws; Permits.

(a)    Except as set forth in Section 4.17(a) of the Disclosure Schedules, Seller is in compliance with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b)    All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. To Seller’s Knowledge. no event has occurred that, with or without notice or lapse of time or both, would reasonably he expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.17(b) of the Disclosure Schedules.

Section 4.18 Environmental Matters.

(a)    Except as set forth in Section 4.18(a) of the Disclosure Schedules the operations of Seller with respect to the Business and the Purchased Assets are currently and have been in compliance with all Environmental Laws. Seller has not received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)    Except as set forth in Section 4.18(b) of the Disclosure Schedules Seller has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 4.18(b) of the Disclosure Schedules) necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets and the Leases.

(c)    Except as set forth in Section 4.18(c) of the Disclosure Schedules, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business, the Purchased Assets or the Leased Real Property, and Seller has not received any Environmental Notice that the Business or any of the Purchased Assets or Leased Real Property has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller.

(d)    Seller has previously made available to the Buyer through the data room (established by Brandywine Mergers & Acquisitions, LLC on One Hub on behalf of Seller) any and all material environmental reports, studies, audits. records, sampling data, site assessments and other similar documents with respect to the Business, the Purchased Assets or the Leased Real Property which are in the possession or control of Seller.

Section 4.19     Employee Benefit Matters.

(a)    Section 4.19(a) of the Disclosure Schedules true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ER1SA, whether or not tax- qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which Seller or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 4.19(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b)    Except as set forth in Section 4.19(b) of the Disclosure Schedules, each Benefit Plan and related trust complies with all applicable Laws (including ERISA, the Code and applicable local Laws). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Seller’s Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable. With respect to any Benefit Plan, to Seller’s Knowledge, no event has occurred or is reasonably expected to occur that has resulted in or would subject Seller to a Tax under Section 4971 of the Code or the Purchased Assets to a lien under Section 430(k) of the Code.

(c)    No Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a “multi-employer plan- (as defined in Section 3(37) of ERISA). Seller has not: (A) withdrawn from any pension plan under circumstances resulting (or expected to result) in liability; or (B) engaged in any transaction which would give rise to a liability under Section 4069 or Section 4212(c) of ERISA.

(d)    Other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(e)    No Benefit Plan exists that could: (i) result in the payment to any Employee, director or consultant of the Business of any money or other property; or (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant of the Business, in each case, as a result of the execution of this Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

Section 4.20     Employment Matters.

(a)    Section 4.20(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 4.20(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions and bonuses payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions or bonuses.

(b)    Seller is not a party to, bound by, any collective bargaining or other agreement with a labor organization representing any of the Employees. There has not been, nor, to Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage. lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting Seller or any of the Employees.

(c)    Seller is in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Employees.

Section 4.21    Taxes.

(a)    All Tax Returns required to be filed by Seller for any Pre-Closing tax period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)    Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)    All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.

(d)    Seller is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(e)    There are no Encumbrances for Taxes upon any of the Purchased Assets nor, to Seller’s Knowledge, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

Section 4.22     Related Party Transactions. Except as set forth in Section 4.22 of the Disclosure Schedules, no Related Party (defined below) has entered into, or has had any direct or indirect financial interest in, any Material Contract, transaction or business dealing involving the Seller in the conduct of the Business during the past two years. For purposes of this Agreement, each of the following shall be deemed to be a “Related Party”: (i) each officer, member or manager of the Seller; and (ii) any trust or other entity (other than the Seller) in which any one of the persons referred to in clause (i) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a voting, proprietary or equity interest.

Section 4.23     Brokers. Except for Brandywine Mergers & Acquisitions, LLC, no broker, tinder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 4.24     No Knowledge of Changes in Laws. Seller Parties have no knowledge of changes in the Laws of the Commonwealth of Pennsylvania, including changes in Underground Storage Indemnification Funds administration, which may adversely affect the Business.

Section 4.25     No other Representations and Warranties; Full Disclosure. Except as expressly set forth in this Agreement and the Disclosure Schedules to this Agreement, none of the Seller Parties nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Seller Parties, including regarding future profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law; provided, however, that no representation or warranty made in this Agreement or the Disclosure Schedules contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this ARTICLE V are true and correct as of the date hereof.

Section 5.01     Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia.

Section 5.02     Authority of Buyer. Buyer has all necessary limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency. reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.03     No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of organization or operating agreement of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as set forth in Section 5.03 of the Disclosure Schedules and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby and thereby.

Section 5.04     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.05     Financing. Buyer has delivered to Seller duly executed copies of the commitment letter of Main Street Bank, dated as of June 7, 2017, pursuant to which such Person has agreed, subject to the terms and conditions set forth therein, to provide S1,100,000 towards the Purchase Price (the “Commitment Letter”). The Commitment Letter is in full force and effect as of the date hereof. Subject to the funding of the financing set forth in the Commitment Letter in accordance with its terms, the aggregate proceeds of the financing contemplated by the Commitment Letter, together with other readily available funds of Buyer, shall be sufficient to enable Buyer to pay the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 5.06     Solvency. Immediately after giving effect to the transactions contemplated hereby, Buyer shall he solvent and shall: (a) he able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or Seller. In connection with the transactions contemplated hereby. Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 5.07     Legal Proceedings. There are no Actions pending or. to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.08     Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Business and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in ARTICLE IV of this Agreement (including related portions of the Disclosure Schedules).

ARTICLE VI

COVENANTS

Section 6.01     Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall (a) conduct the Business in the ordinary course of business consistent with past practices (including timing of the collection of accounts receivables and payment of liabilities); and (b) use commercially reasonable efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having relationships with the Business. From the date hereof until the Closing Date, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall not take any action that would cause any of the changes, events or conditions described in Section 4.06 to occur.

Section 6.02     Access to Information. From the date hereof until the Closing, Seller shall (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Leased Real Property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business; provided, however, that any such investigation shall be in such a manner as not to interfere with the conduct of the Business or any other businesses of Seller. All requests by Buyer for access pursuant to this Section 6.02 shall be submitted or directed exclusively to Brien or such other individuals as Seller may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Buyer if such disclosure would. in Seller’s reasonable discretion, jeopardize any attorney-client or other privilege, provided that Seller shall identify in writing the nature of any item or information withheld based on a claim of privilege. Prior to the Closing, without the prior consent of Seller, which may be withheld for any reason, Buyer shall not contact any suppliers to, or customers of, the Business and Buyer shall have no right to perform invasive or subsurface investigations of the Leased Real Property. Buyer shall, and shall cause its Representatives to, keep all such information confidential as further provided in Section 6.05 below.

Section 6.03     Additional Disclosures. From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of

(a)    any fact, circumstance, event or action the existence, occurrence or taking of which (i) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (iii) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied:

any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(c)    any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(d)    any Actions commenced or. to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.16 or that relates to the consummation of the transactions contemplated by this Agreement.

Buyer’s receipt of information pursuant to this Section 6.03 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement unless set forth in a written supplement or amendment to the Disclosure Schedules approved by and delivered by Buyer to Seller prior to the Closing, which approval shall not be unreasonably withheld, conditioned or delayed.

Section 6.04 Employees and Employee Benefits.

(a)    Commencing on the Closing Date, Seller shall terminate all employees of the Business who are actively at work on the Closing Date, and, at Buyer’s sole discretion, Buyer may offer employment, on an “at will- basis, to any or all of such employees.

(b)    Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission. bonus, salary, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date and Seller shall pay all such amounts to all entitled persons on or prior to the Closing Date.

(c)    Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

(d)    Each employee of the Business who becomes employed by Buyer in connection with the transactions contemplated by this Agreement shall be eligible to receive the salary and benefits maintained for employees of Buyer on substantially similar terms and conditions in the aggregate as are provided to similarly situated employees of Buyer, and Buyer shall provide each such employee with credit for any vacation days of such employee with respect to Seller that are accrued but unused in the 2017 calendar year as of the Closing Date.

Section 6.05 Confidentiality. Prior to the Closing, Buyer and Seller covenant and agree to keep confidential and not to disclose to any third party (other than Buyer’s representatives and advisors who have a need to know such information in connection with the transactions contemplated by this Agreement and are bound by obligations of confidentiality) any information provided to Buyer by Seller (directly or indirectly).

Section 6.06 Governmental Approvals and Consents.

(a)    Each party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(h)    All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or Buyer with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(c)    Seller and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 and Section 5.03 of the Disclosure Schedules.

Section 6.07     Books and Records.

(a)    In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of two years after the Closing, Buyer shall:

(i)    retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii)    upon reasonable notice, afford the Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b)    In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of two years after the Closing, Seller shall:

(i)    retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii)    upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c)    Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.07 where such access would violate any Law.

Section 6.08     Closing Conditions. From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof.

Section 6.09     Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.10     Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 6.11    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due; provided, however, that Buyer shall pay the transfer tax and registration fees for any vehicles included in the Purchased Assets. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

Section 6.12     Further Assurances. Following the Closing, each of the parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.13    Financing. Buyer shall use its commercially reasonable efforts to cause the financing contemplated by the Commitment Letter, subject to the terms and conditions set forth therein, to be available at Closing; provided, however, that if funds in the amount set forth in the Commitment Letter become unavailable to Buyer on the terms and conditions set forth therein, Buyer shall use its commercially reasonable efforts to obtain such funds to the extent available on terms and conditions no less favorable in the aggregate to Buyer than as set forth in the Commitment Letter (the “Alternate Financing”).

Section 6.14     Cooperation With Financing. Upon request of Buyer, Seller shall provide reasonable cooperation and assistance to Buyer in connection with the arrangement of the financing contemplated by the Commitment Letter or any Alternate Financing.

Section 6.15     Prohibition on Related Party Transactions. Unless agreed to otherwise in writing with CDS Capital Management, LLC, during the term of the Brien Employment Agreement, Brien shall (i) devote his full time, energy and skill to Buyer and not directly or indirectly undertake, either as an owner, director, shareholder, member, manager, employee or otherwise, the performance of services for a Related Party except those associated with winding down the Related Party entity and (ii) not enter into a Related Party transaction.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01    Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)    Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.03 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.03, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

(c)    The Seller Parties, Buyer and Mainstreet Bank (as applicable) shall have entered into a mutually acceptable Subordination Agreement. subordinating Buyer’s obligations to Seller under the Seller Note to the obligations of Buyer to Mainstreet Bank in connection with the financing described in Section 5.05.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)    The representations and warranties of Seller contained in ARTICLE IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).

(b)    Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)    Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).

(d)    Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Seller Closing Certificate”).

(e)    Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(I)    Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(g)    All approvals, consents and waivers that are listed on Section 4.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(h)    No Action shall have been commenced against Buyer or Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(i)    From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(j)    Buyer shall have received the financing on the terms provided for in the Commitment Letter or any Alternate Financing.

(k)    Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)    The representations and warranties of Buyer contained in ARTICLE V shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(b)    Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)    Buyer shall have delivered to Seller the Purchase Price, duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).

(d)    Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).

(e)    Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(0    Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

ARTICLE VIII

INDEMNIFICATION

Section 8.01    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is 24 months from the Closing Date, provided that Section 4.01, Section 4.02, Section 4.08, Section 4.18, Section 4.21, Section 4.23, Section 5.01, Section 5.02 and Section 5.04 (collectively, “Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms or the applicable statute of limitations, as applicable. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 8.02     Indemnification By Seller Parties. Subject to the other terms and conditions of this ARTICLE VIII, Seller Parties shall severally and jointly indemnify Buyer, its Affiliates and their respective Representatives against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, them based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement (including all Transaction Documents and certificates);

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement (including all Transaction Documents and certificates);

(c)    any Excluded Asset or any Excluded Liability; or

(d)    any Third Party Claim (defined in Section 8.05(a)) based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date.

Notwithstanding the foregoing, (i) Krinis shall have no indemnification obligations with respect to Brien’s breach of the Brien Employment Agreement or the Non-Compete Agreement to which Brien is a party, and (ii) Brien shall have no indemnification obligations with respect to Krinis’ breach of the Non-Compete Agreement to which Krinis is a party.

Section 8.03     Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VIII, Buyer shall indemnify Seller against, and shall hold Seller harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Seller based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement;

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to he performed by Buyer pursuant to this Agreement; or

(c)    any Assumed Liability.

Section 8.04     Certain Limitations. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party”. For purposes of this Section 8.04, the Seller Parties shall collectively be considered an “Indemnifying Party”. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)    Except for Losses from Fundamental Representations, Section 4.11 and breach of covenants (including Section 10.01), the Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 8.02(a) or Section 8.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) or Section 8.03(a) exceeds $50,000 (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible.

(b)    The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 8.02(a) or Section 8.03(a), as the case may be, shall not exceed 100% of the Purchase Price (“Cap”) except for Fundamental Representations which shall not be subject to a Cap.

(c)    Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement; provided, however that the Indemnifying Party shall not be required to initiate litigation to recover under the applicable insurance policies.

(d)    Except in the event of fraud or other intentional material misrepresentation, in no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(e)    Each Indemnified Party shall take, and cause its Affiliates to take, commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring reasonable costs if reasonably necessary to remedy a breach giving rise to future Loss.

Section 8.05     Indemnification Procedures.

(a)    Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.05) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)    Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30 -day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06     Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.07     Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Section 8.08 Exclusive Remedies. Subject to Section 10.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VIII. Nothing in this Section 8.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.12.

ARTICLE IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by the mutual written consent of Seller and Buyer;

(b)    by Buyer by written notice to Seller if

(i)    Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure cannot be cured by Seller by July 14, 2017 (the “Drop Dead Date”); or

(ii)    any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been fulfilled by the Drop Dead Date, unless such failure shall he due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)    by Seller by written notice to Buyer if:

(i)    Seller is not then in material breach of any provision of this Agreement and there has been a material breach. inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure cannot be cured by Buyer by the Drop Dead Date; or

(ii)    any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)    by Buyer or Seller in the event that:

(i)    there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii)    any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)    as set forth in this ARTICLE IX, Section 6.05 and ARTICLE X hereof; and

(b)    that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.

ARTICLE X

MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein (including Section 6.11 hereof), all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that Seller shall pay all amounts payable to Brandywine Mergers & Acquisitions, LLC.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	Monridge Environmental, LLC P.O. Box 509 Lafayette Hill, PA 19444 Email: kbrien@jkenv.com Attn: Kevin Brien

With a copy to:	Fox Rothschild LLP 747 Constitution Drive, Suite 100 P.O. Box 673
Exton, PA 19341 Email: tkerwin@foxrothschild.corn Attn: Terrence M. Kerwin

If to Brien:	Kevin Brien 28 Scarlet Oak Drive Lafayette Hill, PA 19444 Email: kbriengjkenv.com

If to Krinis:	John Krinis 324 Woods Road Glenside, PA 19038 Email: jkrinisgjkenv.com

If to Buyer:	JK Environmental Services, LLC c/o CDS Capital Management 1886 Metro Center Drive, 4th Floor Reston, VA 20190 Email: JSqueri@cdscapitalmanagement.corn Attn: Joseph Squeri

With a copy to:	Bean Kinney and Korman 2300 Wilson Blvd., 7th Floor Arlington, VA 22201 Email: dcanfieldbeankinney.com Attn: David Canfield

Section 10.03 Interpretation. For purposes of this Agreement. (a) the words “include,” “includes- and -including” shall be deemed to be followed by the words “without limitation”; (b) the word -or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and -hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that Buyer may assign all or any portion of its rights under this Agreement to an Affiliated entity without Seller’s consent. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08 No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Virginia without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Virginia or any other jurisdiction).

(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE COMMONWEALTH OF VIRGINIA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11 Attorney Fees for Enforcement of Indemnification Rights. If a party brings an Action to enforce its right to be indemnified under Article VIII (Indemnification) and prevails, it may recover any expenses and costs, including reasonable attorneys’ fees, costs and expense, incurred in connection with the Action and any appeal from the non-prevailing party.

Section 10.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.13 Counterparts. This Agreement may be executed in counterparts, each of which shall he deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER PARTIES:

MONRIDGE ENVIRONMENTAL, LLC D/B/A JK ENVIRONMENTAL SERVICES, LLC

By:
Name:	Kevin Brien
Title:	President and CEO

Kevin Brien

John Krinis

BUYER:

JK ENVIRONMENTAL SERVICES, LLC

By:
Name:
Title: